SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) July 23, 2012

FRONTIER OILFEILD SERVICES, INC.

(Formerly TBX Resources, Inc.)

(Exact name of registrant as specified in its charter)

Texas	0-30746	75-2592165
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. employer Identification No.)

3030 LBJ Freeway, Suite 1320

Dallas, Texas 75234

(972) 243-2610

(Address, including zip code of registrant’s principal executive offices and telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

The Registrant has entered into two material loan agreements, the initial proceeds of which were used to fund the cash portion of the consideration paid for the acquisition by Registrant of Chico Coffman Tank Trucks, Inc.;

Credit Agreement entered into on July 23, 2012 by and between Registrant and its subsidiaries and Capital ONE Leverage Finance Corp. which provides funding through a revolving commitment of $9,000,000 and a term loan commitment of $6,000,000 for a total loan commitment of $15,000,000 subject to the terms of the Credit Agreement. The loans have a maturity date of July 23, 2017 and provide for variable interest payments calculated by applying a base rate plus a margin of 1.5% to 3.25% depending on the loan and the interest rate elected by the borrower.

Term Loan, Guaranty and Security Agreement entered into on July 23, 2012 by and between Registrant and its subsidiaries and ICON Investments which provides immediate funding in the amount of $5,000,000 at a fixed interest rate of 14% per annum with a stated maturity date of February 1, 2018.

Section 2 — Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets

Registrant by and through a wholly owned subsidiary, Frontier Acquisition I, Inc. closed and completed the acquisition of Chico Coffman Tank Trucks, Inc. on July 24, 2012 by acquiring all of the issued and outstanding stock of Chico Coffman Tank Trucks, Inc. (“Coffman”) inclusive of its wholly owned subsidiary, Coffman Disposal, LLC for the sum of $17,408,348. Of the purchase price $12,700,000 was paid in cash and the remainder was paid in the issuance of 1,177,087 shares of Registrants restricted common stock.

Coffman is a salt water disposal company with its primary base of operations located in Chico, Texas with its trade and service area being in the Barnett Shale oil field located in north central Texas. Coffman had audited 2011 revenues of $40.5 million with an EBITDA of $3,263,929. Coffman’s assets are currently valued on its audited financials at $24 million and consist of accounts receivable, rolling stock (85 trucks and trailers), six permitted disposal wells and the headquarters real property. Coffman has short and long term liabilities of approximately $2.35 million.

Mr. JD Coffman, who was the seller of the Coffman stock, will remain as President of Coffman Tank Trucks, Inc. and will report directly to Tim Burroughs, President and CEO of Frontier.

A press release announcing the completion of the acquisition was issued by the Registrant and is a part of this Form 8-K as Exhibit 99.1

Section 3—Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities.

On September 2, 2011 Frontier Oilfield Services, Inc. (“FOSI”), under its former name, TBX Resources, Inc. entered into an Investment Agreement with LoneStar Income and Growth, LLC, a Texas limited liability company, an unrelated third party. The Investment Agreement provided that LoneStar would acquire up to 2,750,000 shares of TBX’s 2011 Series A 8% Preferred Stock (the “Stock”) for the sum of $5,500,000 contingent upon TBX using the proceeds of the Stock to acquire a majority 51% membership interest in Frontier Income and Growth, LLC (“Frontier”), a salt water transportation and disposal company. The attributes of the Stock allow the holder to convert the preferred share into two shares of Frontier common stock and a warrant for an additional share at an exercise price of $3.50 per share. LoneStar completed the purchase of $5,500,000 of the Stock and FOSI has completed the acquisition of 51% of Frontier. Effective July 12, 2012 LoneStar elected to convert the Stock into 5,500,000 shares of the common stock and 2,750,000 warrants.

Section 9 — Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release Announcing Completion of the Coffman Acquisition.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRONTIER OILFEILD SERVICES, INC. (Registrant)

July 26, 2012	/s/ Tim Burroughs
(Date)	Tim Burroughs Chief Executive Officer

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